Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP ANNOUNCES 2009 SECOND QUARTER RESULTS:

$44 MILLION NET INCOME, LOWER COSTS,

HIGHER HAYNESVILLE SHALE AND FLATROCK PRODUCTION

AMENDS HAYNESVILLE SHALE JOINT VENTURE AGREEMENT

WITH CHESAPEAKE ENERGY

Houston, Texas – August 6, 2009 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces quarterly results, an operations update, and amends the Haynesville Shale joint venture agreement.

SECOND QUARTER FINANCIAL HIGHLIGHTS

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Adjusted net income was $171 million, or $1.44 per diluted share (a non-GAAP measure), which includes realized gains and losses and excludes unrealized gains and losses on our mark-to-market derivative contracts, a legal settlement recovery, and a beneficial income tax effect from a change in the balance of our unrecognized tax benefits.

¡	Net income, as reported, was $43.6 million, or $0.37 per diluted share.

¡	Operating cash flow was approximately $392 million (a non-GAAP measure), which does not include the $87.3 million legal settlement received during the quarter.

¡	Total production costs were $14.43 per barrel of oil equivalent (BOE).

¡	Daily sales volumes were 80.6 thousand BOE.

An explanation and reconciliation of all non-GAAP financial measures used in this release is included with the financial tables in this release.

James C. Flores, Chairman, President and CEO of PXP commented, “The second quarter of 2009 is noted for the operational and financial results that everyone at PXP worked hard to achieve and that better positioned our Company during the challenging low commodity price

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environment gripping our industry. Strong production with lower operational and administrative costs, plus effective hedging has proven essential for our business to remain profitable. Continued progress on the current operational and financial aspects of our business, as well as fully evaluating our outstanding exploration portfolio throughout the second half of the year, should position PXP for long-term incremental expansion of both production and reserves beyond the development of our existing assets in California and the Haynesville Shale.

“As part of our conservative long-term financial strategy, we are announcing today an amendment to the joint venture agreement with Chesapeake Energy that provides for us to pay the remaining Haynesville Shale drilling carries, originally agreed to in July 2008, on a discounted and accelerated basis. PXP previously agreed to fund 50% of Chesapeake’s share of drilling and completion costs for future Haynesville Shale wells up to $1.65 billion over a several year period. On August 5, 2009, PXP and Chesapeake entered into an amendment that provides for PXP to pay $1.1 billion of an estimated $1.25 billion carry balance on September 29, 2009. This represents an approximate 12% reduction in the total amount of drilling carry commitments due to Chesapeake. In addition, Chesapeake has agreed to maintain a minimum level of activity on the jointly owned Haynesville acreage by drilling a minimum of 150 wells during each of the next three twelve month periods commencing on October 1, 2009. After the closing of the amendment, PXP and Chesapeake will each pay their proportionate working interest costs on future drilling.

“By pre-paying this carry, we unlock potential capital for PXP’s other high quality assets and allow PXP to achieve an appropriate long-term financing structure that correlates with our tremendous Haynesville Shale assets. This structure maintains our balance sheet strength and increases our financial flexibility on a go forward basis to increase investment in our existing oil and gas leasehold. As a result, we are projecting our production growth rate to double to 8-10% in 2010 and +10% in 2011 forward while simultaneously improving the equilibrium between operating cash flow and capital spending.

“PXP will remain focused on its conservative financial strategy while aggressively deploying both development and exploration capital to expand current production and reserves as well as position the Company for consistent growth in the future.”

CONSERVATIVE FINANCIAL STRATEGY

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PXP had no amounts outstanding under its $1.34 billion senior revolving credit facility and held approximately $455.8 million in cash at quarter end. Debt-to-capitalization was 43% at June 30, 2009 compared to 54% at year-end 2008.

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Approximately 80% of our 2009 estimated sales volumes, using the mid-point of our annual guidance, are protected by oil and natural gas derivative positions and natural gas physical purchases. For 2009, natural gas volumes are protected with $10 by $20 collars on 150,000 MMBtu per day while crude oil volumes have put options with a $55 strike price on 32,500 barrels per day. For 2010, PXP acquired natural gas three-way collars on 45,000 MMBtu per day bringing the total natural gas derivative position to 85,000 MMBtu per day. Crude oil volumes for 2010 have put options with a $55 strike price on 40,000 barrels per day. A summary of PXP’s open commodity derivative positions is located after the financial tables in this release.

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AGGRESSIVE OPERATIONAL STRATEGY

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PXP and its partner, and operator, Chesapeake Energy Corporation (NYSE: CHK), have drilled and completed 74 horizontal wells in the Haynesville Shale and continue to experience outstanding drilling results. PXP now owns approximately 113,000 net acres of leasehold in the Haynesville Shale with 1,400 potential net drilling locations and 6.8 Tcfe of estimated net resource potential.

Haynesville Shale average daily net production during the second quarter 2009 was 28 million cubic feet equivalent (MMCFE) per day net to PXP, a 100% increase from the 14 MMCFE per day net average during the first quarter 2009. Current production is approximately 43 MMCFE per day net to PXP and is expected to exceed approximately 70 MMCFE net per day by year-end 2009 and approximately 125 MMCFE net per day by year-end 2010. The joint venture expects to operate an average of 33 rigs in the second half of 2009 and 36 rigs in 2010.

During the second quarter there were three exceptional wells as noted by the operator: The CLD 23 H-1 in Caddo Parish, Louisiana commenced production on June 22, 2009 and achieved a peak rate of 29.1 MMCFE per day and a pipeline-constrained first 30-day average rate of 15.3 MMCFE per day. The Frith 29 H-1 in De Soto Parish, Louisiana commenced production on June 27, 2009 and achieved a pipeline-constrained peak rate of 23.7 MMCFE per day and a pipeline-constrained first 30-day average rate of 14.2 MMCFE per day. The Chesapeake Royalty LLC 30 H-1 in De Soto Parish, Louisiana commenced production on June 27, 2009 and achieved a pipeline-constrained peak rate of 22.6 MMCFE per day and a pipeline-constrained first 30-day average rate of 15.2 MMCFE per day.

¡	The Flatrock area wells are producing over 65 MMCFE per day net to PXP. As previously reported, in May 2009 the operator completed a planned facility expansion at the Tiger Shoal production facility.

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Positive drilling results at the Blueberry Hill deep gas exploratory well, operated by McMoRan and located on Louisiana State Lease 340 in the Gulf of Mexico, indicate a potential discovery. As previously reported, the exploratory sidetrack well was drilled to a true vertical depth of 21,900 feet and log-while-drilling tools indicated resistive zones approximating 150 gross feet. Operations are currently underway to deepen the well to a proposed total depth of 24,000 feet to assess deeper targets. PXP holds a 47.9% working interest.

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A drilling rig is on location at the Davy Jones prospect. McMoRan, as the operator, is re-entering a previously abandoned well bore located on South Marsh Island Block 230 in the Gulf of Mexico, which had been drilled to 19,957 feet, and plans to deepen the well to a proposed total depth of 28,000 feet. PXP has a 30.8% working interest.

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Four more high-potential exploration prospects, each one with a reserve potential of more than 100 million barrels of oil equivalent net to PXP, are currently drilling or will begin drilling during the third quarter 2009.

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The Friesian #2 well, operated by PXP and located in Green Canyon 643, is preparing to drill below 31,000 feet towards a proposed total depth of over 34,000 feet. The drilled portion of the Friesian #2 well shows strong correlation, both geologic and pressure, with the initial Miocene field pay sands at the Tahiti Field. The well has encountered a total of 478 net feet of oil pay of which 389 net feet was encountered in the initial well and 89 net feet encountered in the deeper section of the well. A liner has been set and plans are to re-drill the M-18 sand and drill ahead to the M-21 sands, the prolific main field equivalent sands at the Tahiti Field. Well results are expected during the third quarter 2009.

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The Northwood exploration prospect, operated by Chevron and located on Green Canyon Block 945 in the Gulf of Mexico, began drilling in the second quarter and is currently below 27,000 feet drilling towards a proposed total depth of approximately 32,000 feet. PXP holds a 27.5% working interest.

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The Rickenbacker exploration prospect, operated by Anadarko and located on Keathley Canyon Block 470 in the Gulf of Mexico, is scheduled to begin drilling in the third quarter 2009. PXP holds a 15% working interest.

–	The Purple Tiger exploration prospect, operated by PXP and located on Block 124 offshore Vietnam, is scheduled to begin drilling in the third quarter 2009. PXP holds a 100% working interest.

¡	The Salida exploration prospect, located on Garden Banks Block 988 in the Gulf of Mexico, was drilled to a total depth of approximately 27,300 feet and is being plugged and abandoned.

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PXP is currently evaluating its exposure to the recently announced positive industry Granite Wash results in the Texas Panhandle. PXP holds leases covering 9,040 gross and about 5,650 net acres in the Stiles Ranch Field area in Wheeler County, Texas. The acreage is located within the productive trend of horizontal drilling that is targeting multiple Pennsylvanian Granite Wash/Atoka Wash reservoirs. In addition to the horizontal potential at Wheeler, PXP is also evaluating the horizontal potential of the Marvin Lake Area in Hemphill County, Texas where PXP holds approximately 14,000 gross/net acres. PXP has identified a minimum of 29 horizontal well locations targeting discrete units within the Granite Wash/Atoka Wash section. More information is being obtained and added to the interpretation both regionally and locally. It is likely that more locations will be identified as additional information is integrated and the critical criteria for economically attractive horizontal targets are better defined.

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PXP is evaluating its exposure to the recently announced positive industry discovery in Kern County, California. The discovery area is under evaluation and apparently consists of conventional oil and gas bearing formations. PXP holds approximately 9,800 net acres in the Kern County area.

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PXP’s T-Ridge project, offshore California, continues to maintain strong support and has benefited from the attention it received during the recent high profile California budget debate. Although the California State Assembly failed to approve legislation authorizing a path forward for the T-Ridge project, PXP intends to continue pushing for the project based on its merits to the state of California. The project has received support from Santa Barbara County, the California State Senate, the Governor and a large environmental coalition, including the Environmental Defense Center, Trust for Public Land, and “Get Oil Out”, as well as firefighters and peace officers throughout the state. More than two dozen environmental groups have urged approval for T-Ridge because of the significant merits of the project. We will aggressively utilize this time to address and remedy any misconceptions that groups and individuals may have regarding the project. The T-Ridge project utilizes an existing platform and facilities operating off the Santa Barbara coast to access oil and gas reserves currently drained by PXP and upon project approval will include a steady new revenue stream to the state of California, as well as a range of significant environmental protections and offsets.

THREE MONTHS ENDED JUNE 30, 2009

For the second quarter 2009, PXP reported adjusted net income of $171.2 million, or $1.44 per diluted share (a non-GAAP measure), which includes realized gains and losses and excludes unrealized gains and losses on our mark-to-market derivative contracts, an $87.3 million pre-tax legal settlement recovery, and a beneficial income tax effect from a change in the balance of our unrecognized tax benefits. Net income, as reported, was $43.6 million, or $0.37 per diluted share, on revenues of $278.7 million.

Daily sales volumes for the second quarter 2009 were 80.6 thousand BOE compared to 87.5 thousand BOE for the prior year period. Lower volumes primarily reflect the impact of the 2008 divestments. Excluding divestments, higher production from our Flatrock and Haynesville Shale properties is primarily responsible for a 9% increase in sales volumes in the second quarter 2009 compared to the same period a year ago.

Total production costs decreased 30% to $14.43 per BOE for the second quarter 2009 compared to the prior year period. Lower per unit lease operating expense, steam gas costs and production and ad valorem tax costs accounted for the year-over-year improvement. Lease operating expense per unit reflects the impact of our cost reduction program implemented earlier this year.

Total general and administrative costs declined 17% during the second quarter 2009 compared to the prior year period. The cost reduction program contributed to this improvement.

The average realized sales price before derivatives was $49.44 per barrel of oil and $3.37 per Mcf of natural gas for the second quarter 2009. The average realized cash sales price including derivative settlements (a non-GAAP measure) was $86.32 per barrel and $8.17 per Mcf for the period.

Cash margin (a non-GAAP measure) was $57.16 per BOE in the second quarter 2009 compared to $68.05 per BOE in the second quarter 2008.

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Oil and gas capital expenditures were $452.1 million for the second quarter 2009 compared to $231.5 million for the prior year period.

SIX MONTHS ENDED JUNE 30, 2009

For the first six months of 2009, PXP reported adjusted net income of $304.8 million, or $2.68 per diluted share (a non-GAAP measure), which includes realized gains and losses and excludes unrealized gains and losses on our mark-to-market derivative contracts, debt extinguishment costs, a legal settlement recovery, and a beneficial income tax effect from a change in the balance of our unrecognized tax benefits. Net income, as reported, was $48.8 million, or $0.43 per diluted share, on revenues of $507.2 million.

Daily sales volumes for the first six months of 2009 were 80.7 thousand BOE compared to 91.6 thousand BOE for the same period in 2008. The variance primarily reflects the impact of the 2008 divestments.

Total production costs per BOE were 20% lower for the first six months of 2009 compared to the same period in 2008. Lower per unit lease operating, steam gas and production and ad valorem tax costs accounted for the year-over-year improvement.

Total general and administrative costs declined 12% for the first six months of 2009 compared to the same period in 2008.

Operating cash flow (a non-GAAP measure) was $735.3 million for the first six months of 2009 compared to $902.7 million for the same period in 2008.

FULL-YEAR GUIDANCE UPDATE

For 2009, PXP has increased its capital budget to $1.4 billion from $1.05 billion. The increase reflects our participation in anticipated additional Haynesville Shale wells and additional acreage purchases offset by the elimination of the Haynesville carry commitments in the fourth quarter combined with slower than anticipated reduction in rig rates and service costs as well as additional Gulf of Mexico high-potential exploratory drilling. PXP reaffirms the previously announced estimated full-year 2009 daily sales volumes of 78 to 82 thousand BOE.

PXP is targeting a 2010 capital budget of approximately $1.0 billion of which 45% is uncommitted capital. PXP estimates its full-year 2010 daily sales volumes to be 86 to 90 thousand BOE.

CONFERENCE CALL

PXP will host a conference call today, Thursday, August 6, 2009 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is: 19203752. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com.

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PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	capital and credit market conditions,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K, for the year ended December 31, 2008, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

Contact:
Investors:	Media:
Hance Myers, 713-579-6291	Scott Winters, 713-579-6190
hmyers@pxp.com	swinters@pxp.com

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Plains Exploration & Production Company

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Oil sales	$219,589	$545,767	$376,203	$1,002,351
Gas sales	58,541	182,334	129,805	346,403
Other operating revenues	551	4,602	1,185	7,026

	278,681	732,703	507,193	1,355,780

Costs and Expenses
Production costs
Lease operating expenses	63,404	85,248	134,288	159,756
Steam gas costs	10,912	40,599	26,469	72,757
Electricity	12,368	10,661	23,310	22,298
Production and ad valorem taxes	10,457	24,181	22,078	50,409
Gathering and transportation expenses	8,671	2,462	15,318	10,951
General and administrative	37,554	45,203	74,647	85,131
Depreciation, depletion and amortization	90,822	130,749	178,936	271,602
Accretion	3,556	3,223	7,087	6,610
Legal settlement recovery	(87,272)	-	(87,272)	-
Other operating expenses	1,499	-	5,956	-

	151,971	342,326	400,817	679,514

Income from Operations	126,710	390,377	106,376	676,266
Other Income (Expense)
Gain on sale of assets	-	-	-	34,658
Interest expense	(15,935)	(23,511)	(37,932)	(54,120)
Debt extinguishment costs	(667)	-	(10,910)	(10,263)
Loss on mark-to-market derivative contracts	(89,717)	(51,427)	(1,578)	(60,908)
Other income	899	1,686	192	1,661

Income Before Income Taxes	21,290	317,125	56,148	587,294
Income tax benefit (expense)
Current	43,730	(61,716)	(12,061)	(102,253)
Deferred	(21,371)	(52,491)	4,760	(118,622)

Net Income	$43,649	$202,918	$48,847	$366,419

Earnings per share
Basic	$0.37	$1.88	$0.43	$3.33
Diluted	$0.37	$1.84	$0.43	$3.27
Weighted Average Shares Outstanding
Basic	118,145	107,707	112,979	109,939

Diluted	118,798	110,138	113,541	112,147

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Plains Exploration & Production Company

Operating Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Daily Average Volumes
Oil and liquids sales (Bbls)	48,792	55,153	49,092	56,399
Gas (Mcf)
Production	197,500	200,358	196,727	217,573
Used as fuel	6,422	6,015	6,797	6,236
Sales	191,078	194,343	189,930	211,337
BOE
Production	81,710	88,546	81,880	92,662
Sales	80,638	87,543	80,747	91,622
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$59.79	$123.80	$51.68	$111.12
Gas	3.50	10.90	4.17	9.50
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$49.44	$108.74	$42.33	$97.65
Gas (per Mcf)	3.37	10.31	3.77	9.01
Per BOE	37.90	91.40	34.62	80.89
Cash Margin per BOE (1)
Oil and gas revenues	$37.90	$91.40	$34.62	$80.89
Costs and expenses
Lease operating expenses	(8.64)	(10.70)	(9.19)	(9.58)
Steam gas costs	(1.49)	(5.10)	(1.81)	(4.36)
Electricity	(1.69)	(1.34)	(1.59)	(1.34)
Production and ad valorem taxes	(1.43)	(3.04)	(1.51)	(3.02)
Gathering and transportation	(1.18)	(0.31)	(1.05)	(0.66)
Oil and gas related DD&A	(11.49)	(15.70)	(11.49)	(15.73)

Gross margin (GAAP)	11.98	55.21	7.98	46.20
Oil and gas related DD&A	11.49	15.70	11.49	15.73
Realized gains and losses on derivative instruments (2)	33.69	(2.86)	35.28	(2.35)

Cash margin (Non-GAAP)	$57.16	$68.05	$54.75	$59.58

Oil and gas capital expenditures accrued ($ in thousands) (3)	$452,060	$231,534	$802,418	$449,647

(1)	Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include realized gains and losses on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)	Second quarter and six month 2009 amounts include $37.82 per barrel or $22.89 per BOE attributable to April-June 2009 production and $25.34 per barrel or $15.41 per BOE attributable to March-June 2009 production, respectively, for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Year to date amounts also include $13.66 per barrel or $8.31 per BOE associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that we monetized in the first quarter of 2009.

(3)	Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended June 30, 2009
	Oil	Gas	BOE
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$49.44	$3.37	$37.90
Realized gains on derivative instruments (2)	36.88	4.80	33.69

Realized cash price including derivative settlements (non-GAAP)	$86.32	$8.17	$71.59

	Three Months Ended June 30, 2008
	Oil	Gas	BOE
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$108.74	$10.31	$91.40
Realized gains and losses on derivative instruments	(4.54)	-	(2.86)

Realized cash price including derivative settlements (non-GAAP)	$104.20	$10.31	$88.54

(1)	Excludes the impact of production costs and expenses and DD&A.

(2)	Includes $37.82 per barrel or $22.89 per BOE attributable to April-June 2009 production for the $106 crude oil puts and $54 crude oil swaps that we monetized in the first quarter of 2009.

	Six Months Ended June 30, 2009
	Oil	Gas	BOE
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$42.33	$3.77	$34.62
Realized gains on derivative instruments (2)	41.40	4.30	35.28

Realized cash price including derivative settlements (non-GAAP)	$83.73	$8.07	$69.90

	Six Months Ended June 30, 2008
	Oil	Gas	BOE
Average Realized Sales Price
Average realized price before derivative instruments (GAAP) (1)	$97.65	$9.01	$80.89
Realized gains and losses on derivative instruments	(3.86)	0.01	(2.35)

Realized cash price including derivative settlements (non-GAAP)	$93.79	$9.02	$78.54

(1)	Excludes the impact of production costs and expenses and DD&A.

(2)	Includes $25.34 per barrel or $15.41 per BOE attributable to March-June 2009 production for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Also includes $13.66 per barrel or $8.31 per BOE associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that we monetized in the first quarter of 2009.

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows (Unaudited)

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$43,649	$202,918	$48,847	$366,419
Items not affecting cash flows from operating activities
Gain on sale of assets	-	-	-	(34,658)
Depreciation, depletion, amortization and accretion	94,378	133,972	186,023	278,212
Deferred income tax expense (benefit)	21,371	52,491	(4,760)	118,622
Debt extinguishment costs	667	-	10,910	10,263
Loss on mark-to-market derivative contracts	89,717	51,427	1,578	60,908
Noncash compensation	18,067	28,378	32,566	40,451
Other noncash items	1,087	1,936	2,913	2,886
Change in assets and liabilities from operating activities	(97,895)	(146,514)	(136,387)	(233,741)

Net cash provided by operating activities	171,041	324,608	141,690	609,362

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(410,611)	(186,423)	(826,961)	(441,123)
Acquisition of oil and gas properties	-	(311,136)	-	(331,293)
Acquisition of Pogo Producing Company	-	(62,625)	-	(74,844)
Proceeds from sales of oil and gas properties and related assets, net of costs and expenses	-	7,901	-	1,717,781
Derivative settlements	86,165	(12,946)	1,380,322	(29,593)
Decrease in restricted cash and cash held in escrow	-	339,974	-	59,092
Additions to other property and equipment	(3,541)	(4,754)	(9,360)	(27,443)
Other	-	505	-	(1,229)

Net cash (used in) provided by investing activities	(327,987)	(229,504)	544,001	871,348

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	-	1,083,315	2,240,090	4,237,756
Repayments	-	(1,532,315)	(3,545,090)	(5,831,756)
Proceeds from issuance of Senior Notes	185,938	400,000	523,099	400,000
Costs incurred in connection with financing arrangements	(5,573)	(5,927)	(12,114)	(6,064)
Derivative settlements	-	(7,898)	1,392	(13,088)
Issuance of common stock	250,874	-	250,874	-
Purchase of treasury stock	-	(32,385)	-	(304,192)
Other	28	(5,709)	28	13,682

Net cash provided by (used in) financing activities	431,267	(100,919)	(541,721)	(1,503,662)

Net increase (decrease) in cash and cash equivalents	274,321	(5,815)	143,970	(22,952)
Cash and cash equivalents, beginning of period	181,524	8,309	311,875	25,446

Cash and cash equivalents, end of period	$455,845	$2,494	$455,845	$2,494

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Plains Exploration & Production Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	June 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$455,845	$311,875
Accounts receivable	175,875	175,896
Commodity derivative contracts	138,457	945,838
Inventories	19,718	23,368
Other current assets	35,775	19,464

	825,670	1,476,441

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	7,808,889	7,106,785
Not subject to amortization	2,606,628	2,513,424
Other property and equipment	120,350	110,990

	10,535,867	9,731,199
Less allowance for depreciation, depletion, amortization and impairment	(5,391,935)	(5,217,803)

	5,143,932	4,513,396

Goodwill	535,265	535,265

Commodity Derivative Contracts	852	530,181

Other Assets	58,338	56,632

	$6,564,057	$7,111,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$350,542	$363,713
Royalties and revenues payable	73,532	87,874
Interest payable	34,528	20,843
Income taxes payable	-	102,948
Deferred income taxes	91,385	285,426
Other current liabilities	114,234	132,841

	664,221	993,645

Long-Term Debt	2,024,129	2,805,000

Other Long-Term Liabilities
Asset retirement obligation	166,429	159,473
Other	45,125	32,061

	211,554	191,534

Deferred Income Taxes	955,124	744,456

Stockholders’ Equity
Common stock	1,267	1,129
Additional paid-in capital	2,987,761	2,739,625
Retained earnings (deficit)	(36,254)	(85,101)
Accumulated other comprehensive income (loss)	-	(684)
Treasury stock, at cost	(243,745)	(277,689)

	2,709,029	2,377,280

	$6,564,057	$7,111,915

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Plains Exploration & Production Company

Summary of Open Derivative Positions

At July 1, 2009

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index
Sales of Crude Oil Production
2009
July - Dec	Put options	32,500 Bbls	$55.00 Strike price	$3.38 per Bbl	WTI

2010
Jan - Dec	Put options	40,000 Bbls	$55.00 Strike price	$5.00 per Bbl (3)	WTI

Sales of Natural Gas Production
2009
July - Dec	Collars	150,000 MMBtu	$10.00 Floor -	$0.346 per MMBtu	Henry Hub
$20.00 Ceiling

2010
Jan - Dec	Three-way collars (4)	85,000 MMBtu	$6.12 Floor with a	$0.034 MMBtu	Henry Hub
$4.64 Limit
$8.00 Ceiling

(1)	All of our derivative instruments are settled monthly.
(2)	The average strike prices do not reflect the cost to purchase the put options or collars.
(3)	In addition to the deferred premium, a premium averaging $3.86 per barrel was paid from the proceeds of our first quarter 2009 derivative monetization upon entering into these derivative contracts.
(4)

If NYMEX is less than the $6.12 per MMBtu floor, we receive the difference between NYMEX and the $6.12 per MMBtu floor up to a maximum of $1.48 per MMBtu. We pay the difference between NYMEX and $8.00 per MMBtu if NYMEX is greater than the $8.00 ceiling.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the quarters and six months ended June 30, 2009 and 2008. Adjusted net income includes realized gains and losses and excludes unrealized gains and losses on mark-to-market derivative contracts, debt extinguishment costs, gain on sale of assets, legal settlement recovery and the effects of nonrecurring tax related expenses and benefits. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended June 30,
	2009	2008
	(millions of dollars)
Net income (GAAP)	$43.6	$202.9
Unrealized loss on mark-to-market derivative contracts	89.7	51.4
Realized gain (loss) on mark-to-market derivative contracts (1)	247.2	(22.8)
Debt extinguishment costs	0.7	-
Legal settlement recovery	(87.3)	-
Adjust income taxes (2)	(122.7)	(13.8)

Adjusted net income (non-GAAP)	$171.2	$217.7

	Six Months Ended June 30,
	2009	2008
	(millions of dollars)
Net income (GAAP)	$48.8	$366.4
Unrealized loss on mark-to-market derivative contracts	1.6	60.9
Realized gain (loss) on mark-to-market derivative contracts (1)	515.6	(39.2)
Debt extinguishment costs	10.9	10.3
Gain on sale of assets	-	(34.7)
Legal settlement recovery	(87.3)	-
Adjust income taxes (2)	(184.8)	1.0

Adjusted net income (non-GAAP)	$304.8	$364.7

(1)	Second quarter and six month 2009 totals include $167.9 million attributable to April-June 2009 production and $225.2 million attributable to March-June production, respectively, for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Six month 2009 totals also include $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude swaps that we monetized in the first quarter of 2009. The remaining proceeds from the monetization are not included in the above table because they are attributable to production months subsequent to June 30, 2009. The amounts presented in the above table differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)	Tax rates assumed based upon adjusted earnings are 36.9% and 37.0% for the quarters ended June 30, 2009 and 2008, respectively. Tax rates assumed based upon adjusted earnings are 38.7% and 37.8% for the six months ended June 30, 2009 and 2008, respectively. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the quarters and six months ended June 30, 2009 and 2008. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including unrealized gains and losses on mark-to-market derivative contracts, to include derivative cash settlements for realized gains and losses on mark-to-market derivative contracts that are classified as either investing or financing activities for GAAP purposes and to exclude certain nonrecurring items.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(millions of dollars)
Net income	$43.6	$202.9	$48.8	$366.4
Items not affecting operating cash flows
Gain on sale of assets	-	-	-	(34.7)
Depreciation, depletion, amortization and accretion	94.4	134.0	186.0	278.2
Deferred income tax expense (benefit)	21.4	52.5	(4.8)	118.6
Debt extinguishment costs	0.7	-	10.9	10.3
Unrealized loss on mark-to-market derivative contracts	89.7	51.4	1.6	60.9
Noncash compensation	18.0	28.4	32.6	40.5
Other noncash items	1.1	1.9	2.9	2.9
Realized gain (loss) on mark-to-market derivative contracts (1)	254.1	(20.8)	532.5	(42.6)
Legal settlement recovery	(87.3)	-	(87.3)	-
Current income taxes attributable to derivative contracts and property sales	(43.7)	61.7	12.1	102.2

Operating cash flow (non-GAAP)	$392.0	$512.0	$735.3	$902.7

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$392.0	$512.0	$735.3	$902.7
Legal settlement recovery	87.3	-	87.3	-
Changes in assets and liabilities from operating activities	(97.9)	(146.5)	(136.3)	(233.7)
Realized (gain) loss on mark-to-market derivative contracts (1)	(254.1)	20.8	(532.5)	42.6
Current income taxes attributable to derivative contracts and property sales	43.7	(61.7)	(12.1)	(102.2)

Net cash provided by operating activities (GAAP)	$171.0	$324.6	$141.7	$609.4

(1)	Second quarter and six month 2009 totals include $167.9 million attributable to April-June 2009 production and $225.2 million attributable to March-June production, respectively, for the $106 crude oil puts and $54 crude oil swaps that were monetized in the first quarter of 2009. Six month 2009 totals also include $121.4 million associated with the January and February settlement of the $106 crude oil puts and the $54 crude oil swaps that were monetized in the first quarter of 2009. Such amounts are classified as investing activities for GAAP purposes. The remaining proceeds from the monetization are included as a cash receipt from investing activities in the accompanying consolidated statement of cash flows but are not included in the non-GAAP measure of operating cash flow because they are attributable to production months subsequent to June 30, 2009.

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Plains Exploration & Production Company

Derivative Settlements

(in thousands of dollars)

The following tables reflect cash receipts (payments) for derivatives attributable to the following production periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Oil sales	$(4,173)	$(22,784)	$142,692	$(39,644)
Gas sales	83,449	-	147,761	427

	$79,276	$(22,784)	$290,453	$(39,217)

		2009	2010
Amortization of monetized derivatives (1)
First quarter		$57,211	$123,730
Second quarter		167,943	125,105
Third quarter		169,788	126,479
Fourth quarter		169,788	126,479

		$564,730	$501,793

(1)	Represents the net receipts for derivatives monetized in the first quarter of 2009 attributable to their production periods.

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